UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Euronet Worldwide, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1	Title of each class of securities to which transaction applies:
	2	Aggregate number of securities to which transaction applies:
	3	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4	Proposed maximum aggregate value of transaction:
	5	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1	Amount Previously Paid:
	2	Form, Schedule or Registration Statement No.:
	3	Filing Party:
	4	Date Filed:

EURONET WORLDWIDE, INC.
11400 TOMAHAWK CREEK PARKWAY, SUITE 300
LEAWOOD, KANSAS 66211
913-327-4200
SUPPLEMENT TO
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2022

Dear Euronet Stockholders:

We are writing to provide you with an update regarding Euronet’s board commitment to diversity.

Our board is actively engaged in planning for board succession, which is an ongoing and iterative process and one which the board takes very seriously. The skills and backgrounds collectively represented on the board should reflect the diverse nature of the business environment in which we operate and need to measurably move the Company forward. For purposes of board composition, diversity includes, but is not limited to, business experience, geography, age, gender, and ethnicity.

The board had previously adopted a requirement that candidates of gender and racial or ethnic diversity are sought out and included in its director search processes, commonly known as the “Rooney Rule”. The board has now decided to go further and has committed to nominating a racially or ethnically diverse nominee for election at the 2023 Annual Meeting of Stockholders or appointing such a diverse individual to our board sooner.

Thank you for giving this topic your attention.

Sincerely,

Michael J. Brown